POWER OF ATTORNEY


     I, the undersigned, hereby authorize and designate Anne Marie Cook (Senior Vice President, General Counsel), Kimi Iguchi (Chief Financial Officer) and Brandon Marsh (Director, Corporate Counsel), for as long as they remain employees of Sage Therapeutics, Inc., and Stuart Falber of WilmerHale, each acting singly, or their successors in role, to take the following actions, acting as my agent and attorney-in-fact, with full power of substitution:

(1)	 to prepare and sign on my behalf any Form 4 or Form 5
pursuant to Section 16 of the Securities Exchange Act of 1934,
as amended, and to file the same with the Securities and
Exchange Commission, Nasdaq, NYSE, and each stock exchange on which shares of Common Stock or other securities of Sage
Therapeutics, Inc. are listed, as required by law;
(2)	 to prepare and sign on my behalf any Form 144 pursuant to the
Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, Nasdaq, NYSE, and each stock exchange on which shares of Common Stock or other securities of Sage Therapeutics, Inc. are listed, as required by law; and

(3)	 take any other action necessary or proper in connection with the foregoing.
     Unless earlier revoked under the next sentence, this Power of Attorney shall remain in effect as long as I am a director or executive officer of Sage Therapeutics, Inc., and shall not be affected by my subsequent disability or incompetence. I may revoke this Power of Attorney by written notice delivered, in person or by nationally recognized courier, to the attention of the Senior Vice President, General Counsel of Sage Therapeutics, Inc.

Name: Elizabeth Barrett
Date: 5/20/2024